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                                                                    Exhibit 10.1

                                                                   March 4, 2005

Peter J. Ungaro
Senior Vice President
Cray Inc.
411 First Avenue South, Suite 600
Seattle, WA 98104

Dear Peter:

      Subject to final approval of and appointment by the Board of Directors, we wish to offer to you the position as President of Cray Inc.

      As President, you will be the second most senior executive at Cray, and will report directly to me, as Chief Executive Officer. The President is responsible for directing the overall company in the attainment of Cray's revenue and profit goals, and participates with the Chief Executive Officer in major corporate functions such as preparation of annual plans, long-term strategy, corporate policies, financing and investor relations.

      As President you will have overall responsibility for the following functions, which shall report directly to you: sales, marketing, service, engineering, manufacturing and other functions that do not report directly to the Chief Executive Officer. The functions that will continue to report directly to me as Chief Executive Officer are finance (Kenneth Johnson as chief finance officer until the new chief financial officer is hired), legal (Kenneth Johnson as general counsel), government relations (Christopher Jehn) and of course you as President.

      With this appointment, your annual base salary will be increased to $350,000 effective March 1, 2005. You will also receive a one-time appointment bonus of $300,000 that, in part, is in lieu of any remaining 2004 compensation. Under our executive bonus plan, your bonus percentage will be 75% of base salary, so that at target (to be established by the Compensation Committee and the Board for each year), your bonus would be $262,500, pending any subsequent increases in base salary and changes in bonus percentage. You would also receive a sales override bonus based on gross margin of our total revenue, as the gross margin is reported in our public financial statements. The bonus would be .0035 of the gross margin up to the gross margin target in the plan approved by the Board for such year, and .006 of gross margin in excess of such approved gross margin target. We would pay this sales override bonus quarterly, after filing of the applicable Reports on Forms10-Q or 10-K with the Securities and

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Exchange Commission, with any true-up necessary in the payment for the fourth quarter of each fiscal year.

      Concurrently with the Board action to appoint you as President, the Board would amend our Executive Severance Policy for executive officers. For the Chief Executive Officer and for the President, the Salary portion of the Severance Payment would be defined as based on our target compensation rather than solely base salary. For the Chief Executive Officer, the target compensation would be defined as the total of base salary and the executive bonus based on the target for the year, and the Salary portion of the Severance Payment would be 100% of such target compensation. For the President, the target compensation would be defined as the total of base salary, the percentage of salary executive bonus based on the target for the applicable year, and the override bonus based on the Board approved plan for the year; the Salary portion of the Severance Payment would be 200% of target compensation for each twelve months through the end of March 2008 and then revert to 100% thereafter. The other terms of the Executive Severance Policy would not be changed in connection with your appointment as President.

      If the following sets forth our understanding regarding your position as President of Cray Inc., including role, functions and compensation, please so acknowledge by signing below in the space indicated. I will then forward this to the Board for its prompt action.

                                    Yours truly,

                                    /s/ James E. Rottsolk

                                    James E. Rottsolk,
                                    Chief Executive Officer

Agreed to this 4th day of March, 2005.

/s/ Peter J. Ungaro

Peter J. Ungaro